                                                                    EXHIBIT 12.1

                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                (all amounts except ratios are shown in millions)

                                           2004           2003           2002          2001          2000
                                         ---------      --------       -------       -------       -------
Pretax income                            $   146.6      $  129.1       $ 180.4       $ 139.9       $ 170.3

Add (deduct) earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                               (0.8)          0.8           1.6          (0.6)          1.1

Add losses of less than 50%
  owned affiliates included
  in pretax income                               -           0.2             -           2.1           1.8

Add fixed charges net of
  capitalized interest                        85.8          30.4          28.5          29.7          32.3

Add previously capitalized
  interest amortized during
  period                                       1.2           1.3           1.1           1.6           1.3
                                         ---------      --------       -------       -------       -------

"Earnings"                               $   232.8      $  161.8       $ 211.6       $ 172.7        $206.8
                                         =========      ========       =======       =======       =======

Gross interest expense
  including capitalized
  interest                               $    77.6      $   25.3       $  22.2       $  24.1       $  26.3

Interest portion of rental expense             8.8           5.3           5.2           4.7           5.4
                                         ---------      --------       -------       -------       -------

"Fixed charges"                          $    86.4      $   30.6       $  27.4       $  28.8       $  31.7
                                         =========      ========       =======       =======       =======

Ratio of earnings to
  fixed charges                               2.69          5.29          7.72          6.00          6.52
                                         =========      ========       =======       =======       =======